UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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FRONT YARD RESIDENTIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

SNOW PARK CAPITAL PARTNERS MASTER FUND, LP

SNOW PARK CAPITAL PARTNERS, GP

SNOW PARK CAPITAL PARTNERS, LP

SNOW PARK CAPITAL MANAGEMENT, LLC

JEFFREY PIERCE

JPL OPPORTUNITY FUND LP

SOARING EAGLE LLC

JPL MANAGEMENT SERVICES LLC

JPL ADVISORS LLC

LAZAR NIKOLIC

PHILIP R. CHAPMAN

JAY S. NICKSE

WICKAPOGUE STRUCTURED CREDIT FUND, LP

WICKAPOGUE GP, LLC

TRADETWINS VENTURES, LLC

LELAND ABRAMS

TIMBERLINE FUND, LP

TIMBERLINE FUND GP, LLC

WYNKOOP, LLC

BRANDON JUNDT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Snow Park Capital Partners, LP, together with the other participants named herein (collectively, “Snow Park”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes for the election of Snow Park’s slate of highly qualified director nominees to the Board of Directors of Front Yard Residential Corporation, a Maryland corporation (the “Company”), at the Company’s upcoming 2019 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 10, 2019, Snow Park issued the following press release, which was also posted by Snow Park to www.RenewRESI.com:

Snow Park Urges Stockholders to Not Be Misled by Front Yard and Focus on its Lack of Any Plan for Realizing NAV

Believes Front Yard’s Board Only Has Strong Focus and Passion When It Comes to Attacking Stockholders, Such as Snow Park, Who Simply Seek Enhanced Oversight and a Strategy to Unlock NAV

Reminds Stockholders the Incumbent Board Has Delivered Nothing But Value Destruction Over the Past Four Years and Does Not Feel the Current Directors Have Provided Hope That The Next Four Years Will Be Better

Notes that Front Yard’s May 10th Press Release Again Attempts to Obfuscate its Own Failings and Despite Dismal Returns, the Company is Still Yet to Produce a Credible Business Plan to Realize NAV

Reminds Stockholders That in Contrast to Front Yard, the Snow Park Slate Has a Vision to Unlock the Tremendous Real Estate Value Trapped Within the Company’s Shares

Stockholders Have a Clear Choice: Follow the Path That Has Led to Industry-Worst Total Returns OR Vote the BLUE Proxy Card to Elect the Full Snow Park Slate, Which Offers True Independence and Will Push the Company to Finally Realize Management’s Stated NAV of $17.50 Per Share

NEW YORK--(BUSINESS WIRE)--Snow Park Capital Partners, LP (together with its affiliates, “Snow Park” or “we”) today responded to the latest attempt by Front Yard Residential Corporation (NYSE: RESI) (“Front Yard” or the “Company”) to mislead stockholders about the value-destructive amendments made to the Company’s external management agreement with Altisource Asset Management Corporation (“AAMC”). For more information on Snow Park’s assessment of the agreement and voting resources, please visit www.RenewRESI.com today.

Snow Park, which together with the other participants in its solicitation beneficially owns approximately 2.1% of Front Yard’s outstanding shares, urges all stockholders to vote the BLUE proxy card today. Our nominees – Leland Abrams, Lazar Nikolic and Jeffrey Pierce – possess strong real estate pedigrees, robust mortgage and financial services experience, and deep knowledge of effective corporate governance practices in the Real Estate Investment Trust (“REIT”) sector. Our nominees also understand the fundamentals and operating realities of the single-family residential market due to their respective experiences analyzing, investing in, and overseeing the management of individual properties across various markets. These are the types of qualifications that Front Yard’s current Board of Directors (the “Board”) lacks, in our view, as evidenced by its approval of the amended AAMC agreement. If elected, our nominees will be laser-focused on bringing independent ownership perspectives to the boardroom and driving a plan to finally realize Net Asset Value (“NAV”).

Jeffrey Pierce, Founder and Managing Partner of Snow Park, commented:

“We believe Front Yard’s defensive, rash response to our assessment of the Company’s amended agreement with AAMC misrepresents key facts and continues to reinforce our view that the incumbent Board lacks either the ability or desire to implement a strategy for finally realizing management’s stated NAV of $17.50 per share.1 We also feel it is notable that Front Yard’s latest missive makes no attempt to refute Snow Park’s view that serious unchecked conflicts exist in Front Yard’s boardroom – ones that have undeniably contributed to losses in excess of $500 million for stockholders since 2015. We also contend it is very telling that Front Yard does not have an answer for a sobering fact that Snow Park continues to highlight: management’s growth-at-all-costs strategy, which is perpetuated by the amended agreement with AAMC, has already led to significant structural issues that include one of the most highly-leveraged balance sheets of any publicly-traded REIT, persistently high fixed expenses and poor corporate governance policies that keep stockholders muted. The amended agreement continues to incentivize high leverage through asset growth while failing to take total shareholder returns into account as a performance metric.

Further, despite all of Front Yard’s costly failures, the current six-member Board – which includes George Ellison, Chairman and CEO of AAMC, as well as his former colleagues from Bank of America – concluded this week that AAMC deserves a five-year extension, more growth-at-all-costs incentives and sweetened financial considerations in the event the agreement is terminated. We believe this development represents another setback for the Company’s long-suffering stockholders. We also feel it is offensive to stockholders to highlight a one-day share price move – likely driven by a combination of factors – as “success” after four years of value destruction.

The truth is that Snow Park hoped its efforts to finally add qualified stockholder representation to the boardroom would at least have prompted the incumbent Board to produce a credible business plan to disrupt the dismal status quo, but instead the directors have unfortunately chosen to fight checks and balances and spend their time attacking independent stockholders. To this day, the incumbent Board has still not acknowledged the mistakes of the past four years that have led to a roughly 50% decline in undepreciated book value per share as well as an approximately 50% decline in stockholder wealth.

We urge stockholders to see through Front Yard’s effort to distract from the failures of the past four years, which have already left the Company in a perilous financial position and destroyed both stockholder value and NAV. It should now be clearer than ever that it is time to add independent ownership perspectives, real REIT and single-family market experience, and a strategic vision to the boardroom.”

1 A NAV of $17.50 was set forth in Front Yard Residential Corp.’s February 2019 earnings call transcript.

Stockholders Deserve a Real Plan to Realize NAV: The Snow Park Slate Has a Vision for Helping the Company Finally Unlock the Tremendous Real Estate Value Trapped Within its Shares

As previously disclosed, our nominees have a plan – in contrast to the incumbent Board – to evaluate viable paths to realizing management’s stated NAV of $17.50 per share2 – which represents a sizable premium relative to Front Yard’s presently underperforming shares. These paths include:

1. Full Sale of the Company – Given that there has been a tremendous amount of private capital flowing into real estate investment vehicles in recent years, we believe now is the time for Front Yard to consider exploring a sale to a company with the operating efficiencies and scale to realize the full value of the portfolio. Despite this week’s development, we still believe this option offers stockholders significant benefits, including realizing a sizable premium on Front Yard’s underperforming shares. Management has only offered growth – despite Front Yard’s valuation gap and no identifiable capital sources – as a strategy.

2. Asset Sales to De-Lever and Grow Distributions – The significant amount of private capital that has flowed into real estate investment vehicles provides a tailwind for Front Yard to explore an orderly sale process for parcels within its portfolio. We believe this option – although secondary to an outright sale – still offers stockholders significant benefits over time, including decreasing Front Yard’s valuation gap and returning capital to stockholders. To the contrary, management and the incumbent Board continue to blindly speak about growth despite the destructive results that its leveraged-fueled acquisition spree has led to over the past four years.

3. Cost-Cutting Initiatives to Pursue Profitability at 16,000 Home Level – If necessary, Front Yard can drastically reduce costs across the board to try to demonstrate to stockholders that 16,000 homes can be operated profitably. Executing at this scale could possibly enable the Company to issue more equity at reasonable levels and increase scale. Simply put, the Company has leveraged nearly every asset it has – it is not realistic to expect stockholders to fund growth if management cannot maintain a reasonable fixed cost structure.

We urge Front Yard stockholders to vote FOR all three of Snow Park’s highly-qualified, independent nominees on the BLUE Proxy Card and to return it in your postage-paid envelope provided. If you have already voted Front Yard’s proxy card, you can change your vote by providing a later dated BLUE proxy.

Should you have any questions or need assistance with voting, please contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or by email at info@saratogaproxy.com.

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

VISIT WWW.RENEWRESI.COM TODAY.

2 A NAV of $17.50 was set forth in Front Yard Residential Corp.’s February 2019 earnings call transcript.

About Snow Park

Snow Park Capital Partners, LP is a privately-held investment manager that specializes in investing in publicly-traded real estate securities across the capital structure. Based in New York City and founded by Jeffrey Pierce, the firm focuses on producing strong risk-adjusted returns for a diverse investor base of public institutions, private entities and qualified individual clients.

Contacts

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